Exhibit 21.1

SUBSIDIARIES OF EQT PRIVATE EQUITY COMPANY LLC

(As of March 31, 2025)

Name	Jurisdiction
EQPE Holdings GP LLC	Delaware
EQPE Holdings L.P.	Ontario
EQPE Holdco LLC	Delaware
EQPE Liquidity LLC	Delaware